Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form F-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts”, included in Amendment No. 1 to the Registration Statement (Form F-1 No. 333-237328) and related Prospectus of Seanergy Maritime Holdings Corp. for the offering of units consisting of common shares or pre-funded warrants to purchase common shares and class D warrants to purchase common shares and to the incorporation by reference therein of our report dated March 5, 2020, with respect to the consolidated financial statements and the financial statement schedule of Seanergy Maritime Holdings Corp., included in its Annual report (Form 20-F) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young (Hellas) Certified Auditors Accountants S.A.

Athens, Greece
March 31, 2020